Exhibit 99.1
Following are portions of the Preliminary Offering Memorandum dated March 7, 2007, relating to the proposed private placement of the Notes. Unless otherwise indicated, the terms “Company,” “us,” “we” and “our” refers solely to Centene Corporation and its subsidiaries.

Our Competitive Strengths

We believe a significant market opportunity exists for managed care organizations with operations and programs focused on the distinct socio-economic, cultural and healthcare needs of the Medicaid, SCHIP and SSI populations. We believe our approach and strategy enable us to be a growing participant in this market. Our multi-line managed care approach is based on the following key attributes:

Strong Historic Operating Performance.  We have increased revenues and Adjusted EBITDA as we have grown in existing markets, expanded into new markets and broadened our product menu. We entered the Wisconsin market in 1984, the Indiana market in 1995, the Texas market in 1999, the New Jersey market in 2002, the Ohio market in 2004 and the Georgia market in 2006. We have also increased membership by acquiring Medicaid businesses, contracts and other related assets from competitors in existing markets, most recently in Ohio in 2005 and 2006. We have increased our membership from 409,600 in 2002 to 1,262,200 as of December 31, 2006, a 32% CAGR. For the year ended December 31, 2006, we had revenue of $2.3 billion, representing a 49% CAGR since the year ended December 31, 2002. From the year ended December 31, 2002 to the year ended December 31, 2006, our Adjusted EBITDA grew from $44.0 million to $112.4 million. We generated cash flow from operations of $195.0 million and a net loss of $43.6 million for the year ended December 31, 2006. The figures above include Kansas and Missouri, which we exited in January and February 2007, respectively, and which accounted for 138,900 members at December 31, 2006 and $317.0 million in revenue for the year ended December 31, 2006.

Medicaid Expertise.  Over the last 20 years, we have strived to develop a specialized Medicaid expertise that has helped us establish and maintain relationships with members, providers and state governments. We have implemented programs developed to achieve savings for state governments and improve medical outcomes for members by reducing inappropriate emergency room use, inpatient days and high cost interventions, as well as by managing care of chronic illnesses. Our experience in working with state regulators helps us implement and deliver programs and services efficiently and affords us opportunities to provide input regarding Medicaid industry practices and policies in the states in which we operate. We work with state agencies on redefining benefits, eligibility requirements and provider fee schedules in order to maximize the number of uninsured individuals covered through Medicaid, SCHIP and SSI and expand the types of benefits offered. Our approach is to accomplish this while maintaining adequate levels of provider compensation and protecting our profitability.

Diversified Business Lines.  We continue to broaden our service offerings to address areas that we believe have been traditionally underserved by Medicaid managed care organizations. In addition to our Medicaid and Medicaid-related managed care services, our service offerings include behavioral health plans, disease management, long-term care programs, managed vision, nurse triage, pharmacy benefits management and treatment compliance. Through the utilization of a multi-business line approach, we are able to diversify our revenue and help control our medical costs.

Localized Approach with Centralized Support Infrastructure.  We take a localized approach to managing our subsidiaries, including provider and member services. This approach enables us to facilitate access by our members to high quality, culturally sensitive healthcare services. Our systems and procedures have been designed to address community-specific challenges through outreach, education, transportation and other member support activities. For example, our community outreach programs work with our members and their communities to promote health and self-improvement through employment and education on how best to access care. We complement this localized approach with a centralized infrastructure of support functions such as finance, information systems and claims processing, which allows us to minimize general and administrative expenses and integrate and realize synergies from acquisitions. We believe this combined approach allows us to efficiently integrate new business opportunities in both Medicaid and specialty services while maintaining local accountability and improved access.

Specialized and Scalable Systems and Technology.  Through our specialized information systems, we work to strengthen relationships with providers and states which help us grow our membership base. Our specialized information systems allow us to support our core processing functions under a set of integrated databases which are designed to be both replicable and scalable. Physicians can use claims, utilization and membership data to manage their practices more efficiently, and they also benefit from our timely payments.

State agencies can use data from our information systems to demonstrate that their Medicaid populations receive quality healthcare in an efficient manner. These systems also help identify needs for new healthcare and specialty programs. We have the ability to leverage our platform for one state configuration into new states or for health plan acquisitions. Our ability to access data and translate it into meaningful information is essential to operating across a multi-state service area in a cost-effective manner.

Experienced Management Team.  We have a management team who possess significant industry experience. Michael Neidorff, our Chairman and CEO, has been with us since 1996 and has over 20 years of experience in all aspects of managed care. Per Brodin, our Senior Vice President and Chief Financial Officer, has extensive experience as a financial and accounting officer both at Centene and other organizations. The other members of our senior management team are well-seasoned professionals with a broad range of capabilities including industry experience and functional expertise. This team has successfully managed the growth of our health plans and specialty businesses, while maintaining operational discipline.

Conservative Capital and Credit Structure.  Our subsidiaries had aggregate statutory capital and surplus of $248.9 million, as of December 31, 2006, compared with the required minimum aggregate statutory capital and surplus requirements of $154.0 million. Over the past several years, we have maintained surplus capital and intend to maintain a surplus. We are conservatively capitalized with moderate debt and have successfully raised capital through the public equity markets. We have kept leverage at relatively low levels. As of December 31, 2006 and after giving effect to this offering and the application of the proceeds therefrom, we would have had total debt to Adjusted EBITDA of 1.8x and total debt to capitalization of 38.2%.

Our Business Strategy

Our objective is to become the leading multi-line healthcare enterprise focusing on Medicaid and Medicaid-related services. We intend to achieve this objective by implementing the following key components of our strategy:

Increase Penetration of Existing State Markets.  We seek to continue to increase our Medicaid membership in states in which we currently operate through alliances with key providers, outreach efforts, development and implementation of community-specific products and acquisitions. In 2006, we were awarded two regions in connection with Ohio’s statewide restructuring of its Medicaid managed care program, expanding the number of counties we will serve from three to 27. We also were awarded a Medicaid Aged, Blind or Disabled, or ABD, contract in four regions in Ohio. In Texas, we expanded our operations to the Corpus Christi market in 2006 and began managing care for SSI recipients in February 2007. We may also increase membership by acquiring Medicaid businesses, contracts and other related assets from our competitors in our existing markets or by enlisting additional providers. For example, in 2005 and 2006, we acquired certain Medicaid-related assets in Ohio.

Diversify Business Lines.  We seek to broaden our business lines into areas that complement our existing business to enable us to grow and diversify our revenue. We are constantly evaluating new opportunities for expansion both domestically and abroad. For instance, in October 2006, we commenced operations under our managed care program contracts to provide long-term care services in Arizona, and in January 2006, we completed the acquisition of US Script, a pharmacy benefits manager. We are also considering other premium-based or fee-for-service lines of business that would provide additional diversity. We employ a disciplined acquisition strategy that is based on defined criteria including internal rate of return, accretion to earnings per share, market leadership and compatibility with our information systems. We engage our executives in the relevant operating units or functional areas to ensure consistency between the diligence and integration processes.

Address Emerging State Needs.  We work to assist the states in which we operate in addressing the operating challenges they face. We seek to assist the states in balancing premium rates, benefit levels, member eligibility, policies and practices and provider compensation. For example, in 2005, we began performing under our contract with the State of Arizona to facilitate the delivery of mental health and substance abuse services to behavioral health recipients in Arizona. By helping states structure an appropriate level and range of Medicaid, SCHIP and specialty services, we seek to ensure that we are able to continue to provide those services on terms that achieve targeted gross margins, provide an acceptable return and grow our business.

Develop and Acquire Additional State Markets where Enrollment is Mandated.  We continue to leverage our experience to identify and develop new markets by seeking both to acquire existing businesses and to build our own operations. We expect to focus expansion on states where Medicaid recipients are mandated to enroll in managed care organizations because we believe member enrollment levels are more predictable in these states. For example, effective June 1, 2006 we began managing care for Medicaid and SCHIP members in Georgia.

Leverage Established Infrastructure to Enhance Operating Efficiencies.  We intend to continue to invest in infrastructure to further drive efficiencies in operations and to add functionality to improve the service provided to members and other organizations at a low cost. Our centralized functions enable us to add members and markets quickly and economically. For example, during 2005, we opened an additional claims processing facility to accommodate our planned growth initiatives for this centralized function.

Maintain Operational Discipline.  We monitor our cost trends, operating performance, regulatory relationships and the Medicaid political environment in our existing markets. We seek to operate in markets that allow us to meet our internal metrics including membership growth, plan size, market leadership and operating efficiency. We may divest contracts or health plans in markets where the state’s Medicaid environment, over a long-term basis, does not allow us to meet our targeted performance levels. We use multiple techniques to monitor and reduce our medical costs, including on-site hospital review by staff nurses and involvement of medical management and finance personnel in significant cases. Our health economics unit and health plan controllers evaluate the financial impact of proposed changes in provider relationships. We also conduct monthly reviews of member demographics for each health plan.

SUMMARY HISTORICAL FINANCIAL AND OPERATING DATA

The following summary consolidated financial data should be read in connection with the consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this offering memorandum.

The data for the years ended December 31, 2004, 2005 and 2006 and as of December 31, 2004, 2005 and 2006 are derived from our audited consolidated financial statements, which are included elsewhere in this offering memorandum. Historical results are not necessarily indicative of the results to be expected in the future.

	Year Ended December 31,
	2004	2005	2006
	(dollars in thousands, except member data)

Statement of Operations Data:
Revenues:
Premium (1)	$991,673	$1,491,899	$2,199,439
Service	9,267	13,965	79,581

Total revenues	1,000,940	1,505,864	2,279,020
Expenses:
Medical costs	800,476	1,226,909	1,819,811
Cost of services	8,065	5,851	60,735
General and administrative expenses (1)	127,863	193,913	346,284
Impairment loss	—	—	81,098

Total operating expenses	936,404	1,426,673	2,307,928

Earnings (loss) from operations	64,536	79,191	(28,908)
Other income (expense):
Investment and other income	6,431	10,655	17,892
Interest expense	(680)	(3,990)	(10,636)

Earnings (loss) before income taxes	70,287	85,856	(21,652)
Income tax expense	25,975	30,224	21,977

Net earnings (loss)	$44,312	$55,632	$(43,629)

Balance Sheet Data:
Cash and cash equivalents (2)	$84,105	$147,358	$271,047
Investments and restricted deposits (2)	233,257	202,916	237,603
Total assets	527,934	668,030	894,980
Medical claim liabilities	165,980	170,514	280,441
Long-term debt	46,973	92,448	174,646
Stockholders’ equity	271,312	352,048	326,423

Other Operating Data:
Membership:
Medicaid	484,700	573,100	887,300
SCHIP	142,200	134,600	216,200
SSI	10,400	14,900	19,800

Subtotal	637,300	722,600	1,123,300
Kansas and Missouri Medicaid/SCHIP members	135,400	149,300	138,900

Total	772,700	871,900	1,262,200

Revenue per Member (3)	$142.97	$146.14	$165.83

	Year Ended December 31,
	2004	2005	2006
	(dollars in thousands, except member data)

Health Benefits Ratio (4):
Medicaid and SCHIP	80.4%	81.8%	82.6%
SSI	93.8%	97.5%	87.6%
Specialty Services	—	85.0%	82.5%
G&A Expense Ratio:
Medicaid Managed Care	10.7%	10.5%	12.6%
Specialty Services	52.3%	35.4%	16.9%
Days in Claims Payable (5)	66.5	45.4	46.4

Other Financial Data:
Adjusted EBITDA (6)	$81,631	$107,889	$112,374
Adjusted EBITDA Margin	8.2%	7.2%	4.9%
Net cash provided by operating activities	99,405	74,048	195,032
Total debt to Adjusted EBITDA (7)			1.8x
Total debt to total capitalization (7)			38.2%

(1)	Premium revenues and general and administrative expenses reflect the enactments of premium taxes in certain states. Premium taxes were $5.5 million, $9.8 million and $42.5 million for the years ended December 31, 2004, 2005 and 2006, respectively. Premium revenues for the FirstGuard health plans, which we acquired on December 1, 2004 and exited in 2007, were $20.2 million, $273.7 million and $317.0 million for the years ended December 31, 2004, 2005 and 2006, respectively.

(2)	Unregulated cash, cash equivalents and investments for the years ended December 31, 2004, 2005 and 2006 were $45,988, $27,680 and $28,852, respectively.

(3)	Revenue per member information is presented for the Medicaid Managed Care Segment.

(4)	The health benefits ratio represents medical costs as a percentage of premium revenues. Our medical costs include payments to physicians, hospitals and other providers for healthcare and specialty services claims. Medical costs also include estimates of medical expenses incurred but not yet reported, or IBNR, and estimates of the cost to process unpaid claims.

(5)	Days in claims payable is a calculation of medical claims liabilities at the end of the period divided by average expense per calendar day for the applicable quarter of each period. Days in claims payable decreased in 2005 due to the settlement of a lawsuit with Aurora Health Care, Inc., information systems improvements to reduce our claims processing cycle time and the effect of our behavioral health contract in Arizona. Acquisitions in the last quarter of 2004 contributed to an increase in our 2004 days in claims payable.

(6)	We define EBITDA as net earnings (loss) before interest expense, income taxes, depreciation and amortization. We define Adjusted EBITDA as EBITDA adjusted to exclude non-cash stock compensation expense and certain other non-cash items that we believe are not indicative of future performance. We caution investors that amounts presented in accordance with our definitions of EBITDA and Adjusted EBITDA may not be comparable to similar measures disclosed by other issuers, because not all issuers and analysts calculate EBITDA or Adjusted EBITDA in the same manner. We present EBITDA and Adjusted EBITDA because we consider them to be important supplemental measures of our performance and liquidity and believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Some of the limitations of EBITDA and Adjusted EBITDA are:

•	EBITDA and Adjusted EBITDA do not reflect our cash used for capital expenditures;

•	although depreciation and amortization are non-cash charges, the assets being depreciated or amortized often will have to be replaced and EBITDA and Adjusted EBITDA do not reflect the cash requirement for such replacement;

•	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital requirements;

•	EBITDA and Adjusted EBITDA do not reflect the cash necessary to make payments of interest or principal on our indebtedness; and

•	EBITDA and Adjusted EBITDA do not reflect the cash required to pay taxes.

The following tables set forth a reconciliation of EBITDA and Adjusted EBITDA to net earnings (loss) and cash flows from operating activities.

	Year Ended December 31,
	2004	2005	2006
	(dollars in thousands)

Reconciliation of net earnings (loss) to EBITDA and Adjusted EBITDA:
Net earnings (loss) (a)	$44,312	$55,632	$(43,629)
Interest expense	680	3,990	10,636
Income tax expense	25,975	30,224	21,977
Depreciation and amortization	10,014	13,069	20,600

EBITDA	80,981	102,915	9,584

Goodwill impairment loss	—	—	81,098
Non-cash stock compensation expense	650	4,974	14,904
Other non-cash exit costs (b)	—	—	6,788

Adjusted EBITDA	$81,631	$107,889	$112,374

Reconciliation of operating cash flow to EBITDA and Adjusted EBITDA:
Net cash flow from operating activities	$99,405	$74,048	$195,032
Non-cash stock compensation expense	(650)	(4,974)	(14,904)
Excess tax benefits from stock compensation	(3,316)	(6,469)	—
Impairment loss	—	—	(88,268)
Deferred income taxes	1,638	(1,786)	6,692
Change in working capital	(42,751)	7,882	(121,581)
Interest expense	680	3,990	10,636
Income tax expense	25,975	30,224	21,977

EBITDA	80,981	102,915	9,584

Goodwill impairment loss	—	—	81,098
Non-cash stock compensation expense	650	4,974	14,904
Other non-cash exit costs (b)	—	—	6,788

Adjusted EBITDA	$81,631	$107,889	$112,374

(a)	2006 includes $13.9 million of pre-tax implementation costs related to Georgia and $6.6 million of cash exit costs for the FirstGuard reporting unit.

(b)	2006 exit costs are for the FirstGuard reporting unit.

(7)	As adjusted for this offering and the application of the proceeds therefrom.

Risks Related to Being a Regulated Entity

Reduction in Medicaid, SCHIP and SSI funding could substantially reduce our profitability.

Most of our revenues come from Medicaid, SCHIP and SSI premiums. The base premium rate paid by each state differs, depending on a combination of factors such as defined upper payment limits, a member’s health status, age, gender, county or region, benefit mix and member eligibility categories. Future levels of Medicaid, SCHIP and SSI funding and premium rates may be affected by continuing government efforts to contain healthcare costs and may further be affected by state and federal budgetary constraints. Additionally, state and federal entities may make changes to the design of their Medicaid programs resulting in the cancellation or modification of these programs.

For example, in August 2006, the Centers for Medicare & Medicaid Services, or CMS, published an interim final rule regarding the estimation and recovery of improper payments made under Medicaid and SCHIP. This rule requires a CMS contractor to sample selected states each year to estimate improper payments in Medicaid and SCHIP and create national and state specific error rates. States must provide information to measure improper payments in Medicaid managed care, as well as in fee-for-service Medicaid. Each state will be selected for review once every three years for each program. States are required to repay to CMS the federal share of any overpayments identified.

On February 8, 2006, President Bush signed the Deficit Reduction Act of 2005 to reduce the size of the federal deficit. The Act reduces federal spending by nearly $40 billion over the next 5 years, including a $5 billion reduction in Medicaid. The Act reduces spending by cutting Medicaid payments for prescription drugs and gives states new power to reduce or reconfigure benefits. This law may also lead to lower Medicaid reimbursements in some states. The Bush administration’s budget proposal for fiscal year 2008 proposes cutting Medicaid funding by $1.9 billion in legislative changes and by $1.5 billion in administrative changes, which would lead to $25.7 billion in funding reductions over five years when compared to the fiscal year 2007 levels. Additionally, the Bush administration’s 2008 budget for SCHIP provides for yearly allotments at the fiscal year 2007 levels, plus an additional $5 billion over the five-year period, which some believe will result in a funding shortfall. States also periodically consider reducing or reallocating the amount of money they spend for Medicaid, SCHIP and SSI. In recent years, the majority of states have implemented measures to restrict Medicaid, SCHIP and SSI costs and eligibility.

Changes to Medicaid, SCHIP and SSI programs could reduce the number of persons enrolled in or eligible for these programs, reduce the amount of reimbursement or payment levels, or increase our administrative or healthcare costs under those programs. We believe that reductions in Medicaid, SCHIP and SSI payments could substantially reduce our profitability. Further, our contracts with the states are subject to cancellation by the state after a short notice period in the event of unavailability of state funds.

If SCHIP is not reauthorized, our business could suffer.

The authorization for SCHIP expires at the end of federal fiscal year 2007. We cannot guarantee that federal funding of SCHIP will be reauthorized and if it is, what changes might be made to the program following reauthorization. If SCHIP is not reauthorized, by September 30, 2007, we anticipate that Congress will pass legislation that will freeze federal funding at the current 2007 levels. Congress began the reauthorization process in early February, 2007. At this time, it is not clear whether the relevant congressional committees of jurisdiction over this program will be able to reach agreement on an SCHIP reauthorization package that could cost $50 billion in additional federal spending.

Several states face a shortfall in federal SCHIP funding, which could have an impact on our business.

States receive matching funds from the federal government to pay for their SCHIP programs, which matching funds have a per state annual cap. It is predicted that two states in which we have SCHIP contracts, Georgia and New Jersey, will spend all of their federal allocation for fiscal year 2007 prior to the end of the year. In December 2006, Congress passed legislation that will redistribute funds that were not spent in prior years to the states that are facing these shortfalls. The Congressional Research Service estimates that this legislation will delay the shortfall to the first part of May 2007. We cannot predict whether the U.S. Congress will appropriate additional funds or take other legislative action to cover the shortfalls. Further, we cannot predict if states will provide additional funding to cover the federal shortfall. Certain of our contracts are subject to renewal this year and we cannot guarantee that they will be renewed and if renewed, whether the terms will be modified. If either of the contracts is not renewed or if either state delays paying us or fails to pay the full amount owed due to the shortfall, our business could suffer.

If our Medicaid and SCHIP contracts are terminated or are not renewed, our business will suffer.

We provide managed care programs and selected services to individuals receiving benefits under federal assistance programs, including Medicaid, SCHIP and SSI. We provide those healthcare services under contracts with regulatory entities in the areas in which we operate. Our contracts with various states are generally intended to run for one or two years and may be extended for one or two additional years if the state or its agent elects to do so. Our current contracts are set to expire between June 30, 2007 and September 30, 2011. When our contracts expire, they may be opened for bidding by competing healthcare providers. There is no guarantee that our contracts will be renewed or extended. For example, on August 25, 2006, we received notification from the Kansas Health Policy Authority that FirstGuard Health Plan Kansas, Inc.’s contract with the state would not be renewed or extended, and as a result, our contract ended on December 31, 2006. Further, our contracts with the states are subject to cancellation by the state after a short notice period in the event of unavailability of state funds. Our contracts could also be terminated if we fail to perform in accordance with the standards set by state regulatory agencies. For example, the Indiana contract under which we operate can be terminated by the State without cause. If any of our contracts are terminated, not renewed, or renewed on less favorable terms, our business will suffer, and our operating results may be materially affected.

Changes in government regulations designed to protect the financial interests of providers and members rather than our investors could force us to change how we operate and could harm our business.

Our business is extensively regulated by the states in which we operate and by the federal government. The applicable laws and regulations are subject to frequent change and generally are intended to benefit and protect the financial interests of health plan providers and members rather than investors. The enactment of new laws and rules or changes to existing laws and rules or the interpretation of such laws and rules could, among other things:

•	force us to restructure our relationships with providers within our network;

•	require us to implement additional or different programs and systems;

•	mandate minimum medical expense levels as a percentage of premium revenues;

•	restrict revenue and enrollment growth;

•	require us to develop plans to guard against the financial insolvency of our providers;

•	increase our healthcare and administrative costs;

•	impose additional capital and reserve requirements; and

•	increase or change our liability to members in the event of malpractice by our providers.

For example, Congress has previously considered various forms of patient protection legislation commonly known as the Patients’ Bill of Rights and such legislation may be proposed again. We cannot predict the impact of any such legislation, if adopted, on our business.

Regulations may decrease the profitability of our health plans.

Certain states have enacted regulations which require us to maintain a minimum health benefits ratio, or establish limits on our profitability. Other states require us to meet certain performance and quality metrics in order to receive our full contractual revenue. In certain circumstances, our plans may be required to pay a rebate to the state in the event profits exceed established levels. These regulatory requirements, changes in these requirements or the adoption of similar requirements by our other regulators may limit our ability to increase our overall profits as a percentage of revenues. Certain states, including but not limited to Georgia, Indiana, New Jersey and Texas have implemented prompt-payment laws and are enforcing penalty provisions for failure to pay claims in a timely manner. Failure to meet these requirements can result in financial fines and penalties. In addition, states may attempt to reduce their contract premium rates if regulators perceive our health benefits ratio as too low. Any of these regulatory actions could harm our operating results. Certain states also impose marketing restrictions on us which may constrain our membership growth and our ability to increase our revenues.

We face periodic reviews, audits and investigations under our contracts with state government agencies, and these audits could have adverse findings, which may negatively impact our business.

We contract with various state governmental agencies to provide managed health care services. Pursuant to these contracts, we are subject to various reviews, audits and investigations to verify our compliance with the contracts and applicable laws and regulations. Any adverse review, audit or investigation could result in:

•	refunding of amounts we have been paid pursuant to our contracts;

•	imposition of fines, penalties and other sanctions on us;

•	loss of our right to participate in various markets;

•	increased difficulty in selling our products and services; and

•	loss of one or more of our licenses.

Failure to comply with government regulations could subject us to civil and criminal penalties.

Federal and state governments have enacted fraud and abuse laws and other laws to protect patients’ privacy and access to healthcare. In some states, we may be subject to regulation by more than one governmental authority, which may impose overlapping or inconsistent regulations. Violation of these and other laws or regulations governing our operations or the operations of our providers could result in the imposition of civil or criminal penalties, the cancellation of our contracts to provide services, the suspension or revocation of our licenses or our exclusion from participating in the Medicaid, SCHIP and SSI programs. If we were to become subject to these penalties or exclusions as the result of our actions or omissions or our inability to monitor the compliance of our providers, it would negatively affect our ability to operate our business.

The Health Insurance Portability and Accountability Act of 1996, or HIPAA, broadened the scope of fraud and abuse laws applicable to healthcare companies. HIPAA created civil penalties for, among other things, billing for medically unnecessary goods or services. HIPAA established new enforcement mechanisms to combat fraud and abuse, including civil and, in some instances, criminal penalties for failure to comply with specific standards relating to the privacy, security and electronic transmission of most individually identifiable health information. It is possible that Congress may enact additional legislation in the future to increase penalties and to create a private right of action under HIPAA, which could entitle patients to seek monetary damages for violations of the privacy rules.

We may incur significant costs as a result of compliance with government regulations, and our management will be required to devote time to compliance.

Many aspects of our business are affected by government laws and regulations. The issuance of new regulations, or judicial or regulatory guidance regarding existing regulations, could require changes to many of the procedures we currently use to conduct our business, which may lead to additional costs that we have not yet identified. We do not know whether, or the extent to which, we will be able to recover from the states our costs of complying with these new regulations. The costs of any such future compliance efforts could have a material adverse effect on our business. We have already expended significant time, effort and financial resources to comply with the privacy and security requirements of HIPAA. We cannot predict whether states will enact stricter laws governing the privacy and security of electronic health information. If any new requirements are enacted at the state or federal level, compliance would likely require additional expenditures and management time.

In addition, the Sarbanes-Oxley Act, as well as rules subsequently implemented by the SEC and the New York Stock Exchange, or the NYSE, have imposed various requirements on public companies, including requiring changes in corporate governance practices. Our management and other personnel will continue to devote time to these new compliance initiatives.

The Sarbanes-Oxley Act requires, among other things, that we maintain effective internal control over financial reporting. In particular, we must perform system and process evaluation and testing of our internal controls over financial reporting to allow management to report on the effectiveness of our internal controls over our financial reporting as required by Section 404 of the Sarbanes-Oxley Act. Our testing, or the subsequent testing by our independent registered public accounting firm, may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses. Our compliance with Section 404 requires that we incur substantial accounting expense and expend significant management efforts. Moreover, if we are not able to comply with the requirements of Section 404, or if we or our independent registered public accounting firm identifies deficiencies in our internal control over financial reporting that are deemed to be material weaknesses, the market price of our stock could decline and we could be subject to sanctions or investigations by the NYSE, SEC or other regulatory authorities, which would require additional financial and management resources.

Changes in healthcare law and benefits may reduce our profitability.

Numerous proposals relating to changes in healthcare law have been introduced, some of which have been passed by Congress and the states in which we operate or may operate in the future. Changes in applicable laws and regulations are continually being considered, and interpretations of existing laws and rules may also change from time to time. We are unable to predict what regulatory changes may occur or what effect any particular change may have on our business. For example, these changes could reduce the number of persons enrolled or eligible to enroll in Medicaid, reduce the reimbursement or payment levels for medical services or reduce benefits included in Medicaid coverage. We are also unable to predict whether new laws or proposals will favor or hinder the growth of managed healthcare in general. Legislation or regulations that require us to change our current manner of operation, benefits provided or our contract arrangements may seriously harm our operations and financial results.

If a state fails to renew a required federal waiver for mandated Medicaid enrollment into managed care or such application is denied, our membership in that state will likely decrease.

States may administer Medicaid managed care programs pursuant to demonstration programs or required waivers of federal Medicaid standards. Waivers and demonstration programs are generally approved for two-year periods and can be renewed on an ongoing basis if the state applies. We have no control over this renewal process. If a state does not renew such a waiver or demonstration program or the Federal government denies a state’s application for renewal, membership in our health plan in the state could decrease and our business could suffer.

Changes in federal funding mechanisms may reduce our profitability.

The Bush administration previously proposed a major long-term change in the way Medicaid and SCHIP are funded. The proposal, if adopted, would allow states to elect to receive, instead of federal matching funds, combined Medicaid-SCHIP “allotments” for acute and long-term healthcare for low-income, uninsured persons. Participating states would be given flexibility in designing their own health insurance programs, subject to federally-mandated minimum coverage requirements. It is uncertain whether this proposal will be enacted. Accordingly, it is unknown whether or how many states might elect to participate or how their participation may affect the net amount of funding available for Medicaid and SCHIP programs. If such a proposal is adopted and decreases the number of persons enrolled in Medicaid or SCHIP in the states in which we operate or reduces the volume of healthcare services provided, our growth, operations and financial performance could be adversely affected.

In April 2004, the Bush administration adopted a policy that seeks to reduce states’ use of intergovernmental transfers for the states’ share of Medicaid program funding. By restricting the use of intergovernmental transfers, this policy, if continued, may restrict some states’ funding for Medicaid, which could adversely affect our growth, operations and financial performance.

Recent legislative changes in the Medicare program may also affect our business. For example, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 revised cost-sharing requirements for some beneficiaries and requires states to reimburse the federal Medicare program for costs of prescription drug coverage provided to beneficiaries who are enrolled simultaneously in both the Medicaid and Medicare programs. The Bush administration has also proposed to further reduce total federal funding for the Medicaid program by $25.7 billion over the next five years. These changes may reduce the availability of funding for some states’ Medicaid programs, which could adversely affect our growth, operations and financial performance. In addition, the new Medicare prescription drug benefit is interrupting the distribution of prescription drugs to many beneficiaries simultaneously enrolled in both Medicaid and Medicare, prompting several states to pay for prescription drugs on an unbudgeted, emergency basis without any assurance of receiving reimbursement from the federal Medicaid program. These expenses may cause some states to divert funds originally intended for other Medicaid services which could adversely affect our growth, operations and financial performance.

If state regulatory agencies require a statutory capital level higher than the state regulations, we may be required to make additional capital contributions.

Our operations are conducted through our wholly owned subsidiaries, which include health maintenance organizations, or HMOs, and managed care organizations, or MCOs. HMOs and MCOs are subject to state regulations that, among other things, require the maintenance of minimum levels of statutory capital, as defined by each state. Additionally, state regulatory agencies may require, at their discretion, individual HMOs to maintain statutory capital levels higher than the state regulations. If this were to occur to one of our subsidiaries, we may be required to make additional capital contributions to the affected subsidiary. Any additional capital contribution made to one of the affected subsidiaries could have a material adverse effect on our liquidity and our ability to grow.

If we are unable to participate in SCHIP programs, our growth rate may be limited.

SCHIP is a federal initiative designed to provide coverage for low-income children not otherwise covered by Medicaid or other insurance programs. The programs vary significantly from state to state. Participation in SCHIP programs is an important part of our growth strategy. If states do not allow us to participate or if we fail to win bids to participate, our growth strategy may be materially and adversely affected.

If state regulators do not approve payments of dividends and distributions by our subsidiaries to us, we may not have sufficient funds to implement our business strategy.

We principally operate through our health plan subsidiaries. If funds normally available to us become limited in the future, we may need to rely on dividends and distributions from our subsidiaries to fund our operations. These subsidiaries are subject to regulations that limit the amount of dividends and distributions that can be paid to us without prior approval of, or notification to, state regulators. If these regulators were to deny our subsidiaries’ request to pay dividends to us, the funds available to us would be limited, which could harm our ability to implement our business strategy.

Risks Related to Our Business

Ineffectiveness of state-operated systems and subcontractors could adversely affect our business.

Our health plans rely on other state-operated systems or sub-contractors to qualify, solicit, educate and assign eligible clients into the health plans. The effectiveness of these state operations and sub-contractors can have a material effect on a health plan’s enrollment in a particular month or over an extended period. When a state implements new programs to determine eligibility, new processes to assign or enroll eligible clients into health plans, or chooses new contractors, there is an increased potential for an unanticipated impact on the overall number of members assigned into the health plans.

Failure to accurately predict our medical expenses could negatively affect our reported results.

Our medical expenses include estimates of medical expenses incurred but not yet reported, or IBNR. We estimate our IBNR medical expenses monthly based on a number of factors. Adjustments, if necessary, are made to medical expenses in the period during which the actual claim costs are ultimately determined or when criteria used to estimate IBNR change. We cannot be sure that our IBNR estimates are adequate or that adjustments to those estimates will not harm our results of operations. For example, in the three months ended June 30, 2006 we adjusted our IBNR by $9.7 million for adverse medical cost development from the first quarter of 2006. In addition, when we commence operations in a new state or region, we have limited information with which to estimate our medical claims liabilities. For example, we commenced operations in the Atlanta and Central regions of Georgia on June 1, 2006 and the Southwest region of Georgia on September 1, 2006 and have based our estimates on state provided historical actuarial data and limited 2006 actual incurred and received data. From time to time in the past, our actual results have varied from our estimates, particularly in times of significant changes in the number of our members. Our failure to estimate IBNR accurately may also affect our ability to take timely corrective actions, further harming our results.

Receipt of inadequate or significantly delayed premiums would negatively affect our revenues and profitability.

Our premium revenues consist of fixed monthly payments per member and supplemental payments for other services such as maternity deliveries. These premiums are fixed by contract, and we are obligated during the contract periods to provide healthcare services as established by the state governments. We use a large portion of our revenues to pay the costs of healthcare services delivered to our members. If premiums do not increase when expenses related to medical services rise, our earnings will be affected negatively. In addition, our actual medical services costs may exceed our estimates, which would cause our health benefits ratio, or our expenses related to medical services as a percentage of premium revenue, to increase and our profits to decline. In addition, it is possible for a state to increase the rates payable to the hospitals without granting a corresponding increase in premiums to us. If this were to occur in one or more of the states in which we operate, our profitability would be harmed. In addition, if there is a significant delay in our receipt of premiums to offset previously incurred health benefits costs, our earnings could be negatively impacted.

Failure to effectively manage our medical costs or related administrative costs would reduce our profitability.

Our profitability depends, to a significant degree, on our ability to predict and effectively manage expenses related to health benefits. We have less control over the costs related to medical services than we do over our general and administrative expenses. Because of the narrow margins of our health plan business, relatively small changes in our health benefits ratio can create significant changes in our financial results. Changes in healthcare regulations and practices, the level of use of healthcare services, hospital costs, pharmaceutical costs, major epidemics, new medical technologies and other external factors, including general economic conditions such as inflation levels, are beyond our control and could reduce our ability to predict and effectively control the costs of providing health benefits. We may not be able to manage costs effectively in the future. If our costs related to health benefits increase, our profits could be reduced or we may not remain profitable.

Difficulties in executing our acquisition strategy could adversely affect our business.

Historically, the acquisition of Medicaid and specialty services businesses, contract rights and related assets of other health plans both in our existing service areas and in new markets has accounted for a significant amount of our growth. Many of the other potential purchasers have greater financial resources than we have. In addition, many of the sellers are interested either in (a) selling, along with their Medicaid assets, other assets in which we do not have an interest or (b) selling their companies, including their liabilities, as opposed to the assets of their ongoing businesses.

We generally are required to obtain regulatory approval from one or more state agencies when making acquisitions. In the case of an acquisition of a business located in a state in which we do not currently operate, we would be required to obtain the necessary licenses to operate in that state. In addition, even if we already operate in a state in which we acquire a new business, we would be required to obtain additional regulatory approval if the acquisition would result in our operating in an area of the state in which we did not operate previously, and we could be required to renegotiate provider contracts of the acquired business. We cannot assure you that we would be able to comply with these regulatory requirements for an acquisition in a timely manner, or at all. In deciding whether to approve a proposed acquisition, state regulators may consider a number of factors outside our control, including giving preference to competing offers made by locally owned entities or by not-for-profit entities.

We also may be unable to obtain sufficient additional capital resources for future acquisitions. If we are unable to effectively execute our acquisition strategy, our future growth will suffer and our results of operations could be harmed.

Execution of our growth strategy may increase costs or liabilities, or create disruptions in our business.

We pursue acquisitions of other companies or businesses from time to time. Although we review the records of companies or businesses we plan to acquire, even an in-depth review of records may not reveal existing or potential problems or permit us to become familiar enough with a business to assess fully its capabilities and deficiencies. As a result, we may assume unanticipated liabilities or adverse operating conditions, or an acquisition may not perform as well as expected. We face the risk that the returns on acquisitions will not support the expenditures or indebtedness incurred to acquire such businesses, or the capital expenditures needed to develop such businesses. We also face the risk that we will not be able to integrate acquisitions into our existing operations effectively without substantial expense, delay or other operational or financial problems. Integration may be hindered by, among other things, differing procedures, including internal controls, business practices and technology systems. We may need to divert more management resources to integration than we planned, which may adversely affect our ability to pursue other profitable activities.

In addition to the difficulties we may face in identifying and consummating acquisitions, we will also be required to integrate and consolidate any acquired business or assets with our existing operations. This may include the integration of:

•	additional personnel who are not familiar with our operations and corporate culture;

•	provider networks that may operate on different terms than our existing networks;

•	existing members, who may decide to switch to another healthcare plan; and

•	disparate administrative, accounting and finance, and information systems.

Additionally, our growth strategy includes start-up operations in new markets or new products in existing markets. We may incur significant expenses prior to commencement of operations and the receipt of revenue. As a result, these start-up operations may decrease our profitability. In the event we pursue any opportunity to diversify our business internationally, we would become subject to additional risks, including, but not limited to, political risk, an unfamiliar regulatory regime, currency exchange risk and exchange controls, cultural and language differences, foreign tax issues, and different labor laws and practices.

Accordingly, we may be unable to identify, consummate and integrate future acquisitions or start-up operations successfully or operate acquired or new businesses profitably.

If competing managed care programs are unwilling to purchase specialty services from us, we may not be able to successfully implement our strategy of diversifying our business lines.

We are seeking to diversify our business lines into areas that complement our Medicaid business in order to grow our revenue stream and balance our dependence on Medicaid risk reimbursement. In order to diversify our business, we must succeed in selling the services of our specialty subsidiaries not only to our managed care plans, but to programs operated by third-parties. Some of these third-party programs may compete with us in some markets, and they therefore may be unwilling to purchase specialty services from us. In any event, the offering of these services will require marketing activities that differ significantly from the manner in which we seek to increase revenues from our Medicaid programs. Our inability to market specialty services to other programs may impair our ability to execute our business strategy.

Failure to achieve timely profitability in any business would negatively affect our results of operations.

Start-up costs associated with a new business can be substantial. For example, in order to obtain a certificate of authority in most jurisdictions, we must first establish a provider network, have systems in place and demonstrate our ability to obtain a state contract and process claims. If we were unsuccessful in obtaining the necessary license, winning the bid to provide service or attracting members in numbers sufficient to cover our costs, any new business of ours would fail. We also could be obligated by the state to continue to provide services for some period of time without sufficient revenue to cover our ongoing costs or recover start-up costs. The expenses associated with starting up a new business could have a significant impact on our results of operations if we are unable to achieve profitable operations in a timely fashion.

We derive a majority of our premium revenues from operations in a small number of states, and our operating results would be materially affected by a decrease in premium revenues or profitability in any one of those states.

Operations in Georgia, Indiana, Kansas, Texas and Wisconsin have accounted for most of our premium revenues to date. For example, our Medicaid contract with Kansas, which terminated December 31, 2006, accounted together with our Medicaid contract with Missouri for $317.0 million in revenue for the year ended December 31, 2006. If we were unable to continue to operate in each of these other states or if our current operations in any portion of one of those states were significantly curtailed, our revenues could decrease materially. Our reliance on operations in a limited number of states could cause our revenue and profitability to change suddenly and unexpectedly depending on legislative or other governmental or regulatory actions and decisions, economic conditions and similar factors in those states. Our inability to continue to operate in any of the states in which we operate would harm our business.

Competition may limit our ability to increase penetration of the markets that we serve.

We compete for members principally on the basis of size and quality of provider network, benefits provided and quality of service. We compete with numerous types of competitors, including other health plans and traditional state Medicaid programs that reimburse providers as care is provided. Subject to limited exceptions by federally approved state applications, the federal government requires that there be choices for Medicaid recipients among managed care programs. Voluntary programs and mandated competition may limit our ability to increase our market share.

Some of the health plans with which we compete have greater financial and other resources and offer a broader scope of products than we do. In addition, significant merger and acquisition activity has occurred in the managed care industry, as well as in industries that act as suppliers to us, such as the hospital, physician, pharmaceutical, medical device and health information systems businesses. To the extent that competition intensifies in any market that we serve, our ability to retain or increase members and providers, or maintain or increase our revenue growth, pricing flexibility and control over medical cost trends may be adversely affected.

In addition, in order to increase our membership in the markets we currently serve, we believe that we must continue to develop and implement community-specific products, alliances with key providers and localized outreach and educational programs. If we are unable to develop and implement these initiatives, or if our competitors are more successful than we are in doing so, we may not be able to further penetrate our existing markets.

If we are unable to maintain relationships with our provider networks, our profitability may be harmed.

Our profitability depends, in large part, upon our ability to contract favorably with hospitals, physicians and other healthcare providers. Our provider arrangements with our primary care physicians, specialists and hospitals generally may be cancelled by either party without cause upon 90 to 120 days prior written notice. We cannot assure you that we will be able to continue to renew our existing contracts or enter into new contracts enabling us to service our members profitably.

From time to time providers assert or threaten to assert claims seeking to terminate noncancelable agreements due to alleged actions or inactions by us. Even if these allegations represent attempts to avoid or renegotiate contractual terms that have become economically disadvantageous to the providers, it is possible that in the future a provider may pursue such a claim successfully. In addition, we are aware that other managed care organizations have been subject to class action suits by physicians with respect to claim payment procedures, and we may be subject to similar claims. Regardless of whether any claims brought against us are successful or have merit, they will still be time-consuming and costly and could distract our management’s attention. As a result, we may incur significant expenses and may be unable to operate our business effectively.

We will be required to establish acceptable provider networks prior to entering new markets. We may be unable to enter into agreements with providers in new markets on a timely basis or under favorable terms. If we are unable to retain our current provider contracts or enter into new provider contracts timely or on favorable terms, our profitability will be harmed.

We may be unable to attract and retain key personnel.

We are highly dependent on our ability to attract and retain qualified personnel to operate and expand our business. If we lose one or more members of our senior management team, including our chief executive officer, Michael Neidorff, who has been instrumental in developing our business strategy and forging our business relationships, our business and operating results could be harmed. Our ability to replace any departed members of our senior management or other key employees may be difficult and may take an extended period of time because of the limited number of individuals in the Medicaid managed care and specialty services industry with the breadth of skills and experience required to operate and successfully expand a business such as ours. Competition to hire from this limited pool is intense, and we may be unable to hire, train, retain or motivate these personnel.

Negative publicity regarding the managed care industry may harm our business and operating results.

The managed care industry has received negative publicity. This publicity has led to increased legislation, regulation, review of industry practices and private litigation in the commercial sector. These factors may adversely affect our ability to market our services, require us to change our services, and increase the regulatory burdens under which we operate. Any of these factors may increase the costs of doing business and adversely affect our operating results.

Claims relating to medical malpractice could cause us to incur significant expenses.

Our providers and employees involved in medical care decisions may be subject to medical malpractice claims. In addition, some states, including Texas, have adopted legislation that permits managed care organizations to be held liable for negligent treatment decisions or benefits coverage determinations. Claims of this nature, if successful, could result in substantial damage awards against us and our providers that could exceed the limits of any applicable insurance coverage. Therefore, successful malpractice or tort claims asserted against us, our providers or our employees could adversely affect our financial condition and profitability. Even if any claims brought against us are unsuccessful or without merit, they would still be time-consuming and costly and could distract our management’s attention. As a result, we may incur significant expenses and may be unable to operate our business effectively.

Loss of providers due to increased insurance costs could adversely affect our business.

Our providers routinely purchase insurance to help protect themselves against medical malpractice claims. In recent years, the costs of maintaining commercially reasonable levels of such insurance have increased dramatically, and these costs are expected to increase to even greater levels in the future. As a result of the level of these costs, providers may decide to leave the practice of medicine or to limit their practice to certain areas, which may not address the needs of Medicaid participants. We rely on retaining a sufficient number of providers in order to maintain a certain level of service. If a significant number of our providers exit our provider networks or the practice of medicine generally, we may be unable to replace them in a timely manner, if at all, and our business could be adversely affected.

Growth in the number of Medicaid-eligible persons during economic downturns could cause our operating results to suffer if state and federal budgets decrease or do not increase.

Less favorable economic conditions may cause our membership to increase as more people become eligible to receive Medicaid benefits. During such economic downturns, however, state and federal budgets could decrease, causing states to attempt to cut healthcare programs, benefits and rates. We cannot predict the impact of changes in the United States economic environment or other economic or political events, including acts of terrorism or related military action, on federal or state funding of healthcare programs or on the size of the population eligible for the programs we operate. If federal funding decreases or remains unchanged while our membership increases, our results of operations will suffer.

Growth in the number of Medicaid-eligible persons may be countercyclical, which could cause our operating results to suffer when general economic conditions are improving.

Historically, the number of persons eligible to receive Medicaid benefits has increased more rapidly during periods of rising unemployment, corresponding to less favorable general economic conditions. Conversely, this number may grow more slowly or even decline if economic conditions improve. Therefore, improvements in general economic conditions may cause our membership levels to decrease, thereby causing our operating results to suffer, which could lead to decreases in our stock price during periods in which stock prices in general are increasing.

If we are unable to integrate and manage our information systems effectively, our operations could be disrupted.

Our operations depend significantly on effective information systems. The information gathered and processed by our information systems assists us in, among other things, monitoring utilization and other cost factors, processing provider claims, and providing data to our regulators. Our providers also depend upon our information systems for membership verifications, claims status and other information.

Our information systems and applications require continual maintenance, upgrading and enhancement to meet our operational needs and regulatory requirements. Moreover, our acquisition activity requires frequent transitions to or from, and the integration of, various information systems. We regularly upgrade and expand our information systems’ capabilities. If we experience difficulties with the transition to or from information systems or are unable to properly maintain or expand our information systems, we could suffer, among other things, from operational disruptions, loss of existing members and difficulty in attracting new members, regulatory problems and increases in administrative expenses. In addition, our ability to integrate and manage our information systems may be impaired as the result of events outside our control, including acts of nature, such as earthquakes or fires, or acts of terrorists.

We rely on the accuracy of eligibility lists provided by state governments. Inaccuracies in those lists would negatively affect our results of operations.

Premium payments to us are based upon eligibility lists produced by state governments. From time to time, states require us to reimburse them for premiums paid to us based on an eligibility list that a state later discovers contains individuals who are not in fact eligible for a government sponsored program or are eligible for a different premium category or a different program. Alternatively, a state could fail to pay us for members for whom we are entitled to payment. Our results of operations would be adversely affected as a result of such reimbursement to the state if we had made related payments to providers and were unable to recoup such payments from the providers.

We may not be able to obtain or maintain adequate insurance.

We maintain liability insurance, subject to limits and deductibles, for claims that could result from providing or failing to provide managed care and related services. These claims could be substantial. We believe that our present insurance coverage and reserves are adequate to cover currently estimated exposures. We cannot assure you that we will be able to obtain adequate insurance coverage in the future at acceptable costs or that we will not incur significant liabilities in excess of policy limits.

From time to time, we may become involved in costly and time-consuming litigation and other regulatory proceedings, which require significant attention from our management.

We are a defendant from time to time in lawsuits and regulatory actions relating to our business. Due to the inherent uncertainties of litigation and regulatory proceedings, we cannot accurately predict the ultimate outcome of any such proceedings. An unfavorable outcome could have a material adverse impact on our business and operating results. In addition, regardless of the outcome of any litigation or regulatory proceedings, such proceedings are costly and require significant attention from our management. For example, we have been named in two recently-filed securities class action lawsuits that are now consolidated. In addition, we may in the future be the target of similar litigation. As with other litigation, securities litigation could be costly and time consuming, require significant attention from our management and could harm our business and operating results.